UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 7, 2012

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Advanced Micro Devices, Inc. (the “Company”) appointed Ahmed Yahia Al Idrissi as a director, effective November 7, 2012.

Mr. Al Idrissi will receive similar compensation as the Company provides to non-employee directors, which is described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 15, 2012. On November 7, 2012, Mr. Al Idrissi was granted 30,080 restricted stock units, all of which will vest on the first anniversary of the date of grant.

Mr. Al Idrissi serves as the Executive Director of Mubadala Industry, which is affiliated with Advanced Technology Investment Corporation LLC (“ATIC”) and West Coast Hitech, L.P. (“WCH”), the Company’s largest stockholder. Mubadala Industry, WCH and ATIC are all either directly or indirectly wholly owned subsidiaries of Mubadala Development Company PJSC (“Mubadala”), a joint stock company incorporated in the Emirate of Abu Dhabi and which is owned by the Government of the Emirate of Abu Dhabi. As of November 6, 2012, WCH beneficially owned approximately 19 percent of the Company’s outstanding common stock. GLOBALFOUNDRIES Inc. (“GF”) is a wholly owned subsidiary of Mubadala and is one of the Company’s foundry suppliers. ATIC currently owns 100 percent of GF on a fully converted basis. Mr. Al Idrissi is neither an employee nor a board member of GF.

A copy of the press release announcing Mr. Al Idrissi’s appointment is attached as Exhibit 99.1 hereto.

Transactions with Related Persons

GLOBALFOUNDRIES Manufacturing Joint Venture Transaction.

On October 6, 2008, the Company entered into a Master Transaction Agreement with ATIC and WCH, acting through West Coast Hitech G.P., Ltd., its general partner, which was further amended on December 5, 2008. The transaction was completed on March 2, 2009. Pursuant to the Master Transaction Agreement, the Company and ATIC formed GF to manufacture semiconductor products and provide certain foundry services to the Company.

Pursuant to the Master Transaction Agreement, the Company contributed certain manufacturing-related assets and liabilities to GF in exchange for securities of GF and the assumption of specified Company liabilities by GF. ATIC contributed approximately $1.4 billion of cash to GF in exchange for GF equity securities and convertible notes, and ATIC paid $700 million in cash to the Company in exchange for a portion of the Company’s GF equity securities.

In addition, at the completion of the transaction, the Company issued to WCH 58 million shares of Company common stock and warrants to purchase 35 million shares of Company common stock at an exercise price of $0.01 per share for an aggregate purchase price of approximately $125 million. The warrants are currently exercisable and have a ten-year term. Also, pursuant to the Master Transaction Agreement, for so long as WCH and its permitted transferees beneficially own at least 10% of the outstanding common stock of the Company,

WCH has the right to designate one person for election to the Board. On March 2, 2009, WCH designated to the Board, and the Board appointed, Waleed Muhairi, who continues to serve on the Board today.

At the completion of the transaction, the Company also entered into a Shareholders’ Agreement, a Funding Agreement and a Wafer Supply Agreement with ATIC and GF. The Shareholders’ Agreement and Funding Agreement were amended and restated as of December 27, 2010. The Shareholders’ Agreement was terminated as of March 4, 2012, and the Company was removed as a party from the Funding Agreement as of March 4, 2012. The Wafer Supply Agreement was amended as of April 2, 2011 and as of March 4, 2012. Certain terms of these agreements are summarized below.

Shareholders’ Agreement. The Shareholders’ Agreement set forth the rights and obligations of the Company and ATIC as shareholders of GF. On December 27, 2010, the Shareholders’ Agreement was amended. Under the Amended and Restated Shareholders’ Agreement, subject to certain exceptions set forth in the agreement, the Company had the right to designate one representative to the GF board of directors, which was to continue for two years following the date on which the Company’s ownership in GF, on a fully converted to GF ordinary shares basis, fell below 10 percent. In connection with a recent amendment to the Wafer Supply Agreement described below, the Shareholders’ Agreement was terminated as of March 4, 2012. As a result, the Company no longer has any representation on the GF board of directors.

Funding Agreement. The Funding Agreement provides for the funding of GF and governs the terms and conditions under which ATIC is obligated to provide such funding. On December 27, 2010, the Funding Agreement was amended. Pursuant to the Amended and Restated Funding Agreement, for each equity funding under the agreement on or after November 17, 2010, the securities issued in consideration thereof consist solely of GF Class A Preferred Shares. In addition, the purchase price per Class A Preferred Share is determined by dividing GF’s net tangible assets (derived from its most recent fiscal year-end audited consolidated balance sheet) by GF’s total number of outstanding preferred shares (assuming the conversion of any outstanding GF Class A subordinated convertible notes into Class A Preferred Shares and Class B subordinated convertible notes into Class B Preferred Shares) as of the date of the balance sheet referred to above and multiplying by 1.10. Prior to November 17, 2010, the funding multiple was 0.90. As of March 4, 2012, the Company is no longer a party to the Funding Agreement.

Wafer Supply Agreement. The Wafer Supply Agreement (WSA) governs the terms by which the Company purchases products manufactured by GF. Pursuant to the WSA, the Company is required to purchase all of its microprocessor unit and accelerated processor unit (APU) products from GF with limited exceptions. On April 2, 2011, the WSA was amended. The primary effect of the amendment was to change the pricing methodology applicable to wafers delivered in 2011 for the Company’s microprocessor, including APU, products. The amendment also modified the Company’s existing commitments regarding the production of certain GPU and chipset products at GF. Pursuant to the amendment, GF committed to provide the Company with, and the Company committed to purchase, a fixed number of 45nm and 32nm wafers per quarter in 2011. The Company paid GF a fixed price for 45nm wafers delivered in 2011. The price for 32nm wafers varied based on the wafer volumes and manufacturing yield of such wafers and was based on good die.

In 2011, the Company paid GF $904 million for wafer purchases under the WSA and $79 million for research and development services. In addition, during the first quarter of 2011, the Company incurred a charge of $24 million related to a payment to GF, primarily for certain manufacturing assets of GF, which do not benefit the Company.

On March 4, 2012, the Company entered into a second amendment to the WSA with GF. The primary effect of this second amendment was to modify certain pricing and other terms of the WSA applicable to wafers for the Company’s microprocessor and APU products to be delivered by GF to the Company during 2012. Pursuant to the amendment, GF has committed to provide the Company with, and the Company has committed to purchase, a fixed number of production wafers per quarter in 2012. The Company pays GF negotiated prices for production wafers delivered in 2012. The Company also established a framework for wafer pricing in 2013.

The second amendment grants the Company certain rights to contract with another wafer foundry supplier with respect to specified 28nm products for a specified period. In consideration for these rights, the Company agreed to pay GF $425 million and transfer to GF all of the capital stock of GF that the Company owned, directly or indirectly, constituting 1,063,798 GF Class A Preferred Shares. Of the $425 million, the Company paid $150 million on March 5, 2012, $50 million on June 29, 2012 and $50 million on October 1, 2012, and the remaining $175 million is to be paid by December 31, 2012. In addition, as security for the final two payments, the Company issued a $225 million non-interest bearing promissory note to GF. As a result of the transfer of the Company’s shares of GF capital stock, the Company is no longer an owner of GF or a partner of GF for tax purposes. Also, the Company is no longer entitled to designate a director on GF’s board, and its designated director resigned effective as of the date of the second amendment.

In addition, pursuant to the first amendment of the WSA, the Company agreed to pay an additional quarterly amount to GF during 2012 related to the continued availability of 32nm capacity. GF agreed to waive these quarterly payments, and therefore the Company is no longer required to pay them.

The Company recorded a one-time charge of $703 million in the first quarter of 2012 consisting of the above-mentioned $425 million cash payment and a $278 million non-cash charge equal to the carrying and fair value of the transferred capital stock in GF.

The Company currently estimates that it will pay GF approximately $1.5 billion in 2012 for wafer purchases under the WSA, as amended. These 2012 estimated costs are based on the Company’s current expectations regarding wafer volumes, product mix and market demand for the Company’s products. In addition, the Company estimates that additional purchase obligations in connection with research and development related to GF wafer production will be approximately $56 million in 2012. The Company’s total purchases from GF related to wafer manufacturing and research and development activities during the nine months ended September 29, 2012 amounted to approximately $1.1 billion. In addition, as of September 29, 2012, estimated wafer purchase obligations to GF under the WSA for the fourth quarter of 2012 were $456 million.

The Company is in the process of negotiating a third amendment to the WSA, including the pricing methodology for 2013. However, the Company has not finalized the terms of an amendment and cannot guarantee that it will be able to successfully conclude its negotiations. The Company is therefore not able to meaningfully quantify or estimate its purchase obligations to GF beyond 2012, but it expects that its future purchases from GF will continue to be material.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated November 8, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2012	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Roeder
	Name:	Faina Roeder
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated November 8, 2012.

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